EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

XTO Energy Inc.

Fort Worth, Texas:

We consent to the incorporation by reference in the registration statements (No. 333-135136), (No. 333-122767) and (No. 333-123402) on Form S-3, and (Nos. 333-68775, 333-69977, 333-37668, 333-81849, 333-91460, 333-120540 and 33-55784) on Form S-8 of XTO Energy Inc. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of XTO Energy Inc. as of December 31, 2006 and 2005, and the related consolidated income statements, statements of cash flows and statements of stockholders’ equity for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of XTO Energy Inc. Our reports were unqualified and included an explanation paragraph that described the Company’s change in method of accounting for share-based payments effective January 1, 2006, in connection with its adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as discussed in Note 1 to the consolidated financial statements.

KPMG LLP

Dallas, Texas

March 1, 2007